Exhibit 10.18

2012 Incentive Compensation Program

On February 1, 2012, the Compensation Committee approved the terms of the 2012 Incentive Compensation Program (the “2012 ICP” or the “2012 Program”). In addition, the Board of Directors (the "Board") approved the target payout for our Chief Executive Officer and the Compensation Committee approved the target payouts for our other named executive officers. The 2012 Program consists of two equally weighted components: Corporate and Business Unit performance outlined below. The performance results of Tesoro Corporation (the "Company") and the individual business units may be adjusted to take into account unbudgeted business decisions, unusual or non-recurring items, and other factors, as approved by the Compensation Committee, to determine the total amount, if any, available under the 2012 ICP. The Compensation Committee also has discretion to adjust individual awards based on their assessment of an individual executive's performance relative to successful achievement of goals, business plan execution, and other leadership attributes.

Component 1 - Corporate Performance - weighted as 50% of total bonus opportunity measured against target with the range of outcomes between 0% to 200%. Corporate performance metrics include the following:

•
Achievement of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) measured on a margin neutral basis (this is the most heavily weighted metric, constituting 50% of the bonus opportunity for the corporate performance component)

•	Safety - Targeted improvement in recordable incidents

•	Process Safety Management - Targeted improvement in the number of process safety incidents

•	Environmental - Targeted improvement in the number of environmental incidents

•	Cost Management - Measurement of non-capital cash expenditure versus budget (this metric constitutes 35% of the bonus opportunity for the corporate performance component)

Component 2 - Business Unit Performance - weighted as 50% of total bonus opportunity measured against target with the range of outcomes between 0% to 200%. Business Unit performance is measured through balanced scorecards with performance metrics including, but not limited to:

•	Safety and Environmental

•	Cost Management

•	Improvements in EBITDA

•	Business improvement and value creation initiatives